Exhibit 99.1

SWK Holdings Corporation Announces 2017 Fourth Quarter and Full-Year

Financial Results

•	Total revenues of $37.5 million for the fiscal year 2017 compared to $22.4 million for the fiscal year 2016.

•	For the fiscal year 2017, net income attributable to SWK Stockholders of $3.0 million, or $0.23 per share, and non-GAAP adjusted net income attributable to SWK Stockholders of $19.9 million, or $1.53 per share.

•	Total income producing assets (defined as finance receivables, marketable investments and investment in unconsolidated entity less non-controlling interests) were $153.9 million as of December 31, 2017, a 16.4% increase from December 31, 2016.

•	Book value of $15.93 per share as of December 31, 2017. For the fiscal year 2017, book value per share increased 11.7% after adjusting for the reduction in SWK’s deferred tax asset due to the decrease in the U.S. corporate tax rate.

•	For the fiscal year 2017, earned a 10.4% adjusted return on tangible book value, excluding the deferred tax asset and GAAP provision for income tax.

•	$30.6 million of cash and cash equivalents available for deployment as of December 31, 2017.

•	For the full year 2017, closed three new financings deploying $25.8 million at a weighted average 16.0% GAAP projected effective yield and deployed an additional $16.7 million to existing portfolio partners.

•	After the close of the fourth quarter, deployed $10.0 million into a new synthetic royalty financing, $15.0 million into a new term loan, and deployed an additional $3.3 million into two existing portfolio partners.

Dallas, TX, March 29, 2018 – SWK Holdings Corporation (SWKH.OB) (“SWK” or the “Company”), a life science focused specialty finance company, announced its fourth quarter and full year 2017 financial results.

Fourth Quarter 2017 Highlights:

•	Reported total revenues of $11.1 million for the quarter, compared to $4.3 million for the fourth quarter of 2016.

•	Reported adjusted net income attributable to SWK Stockholders of $1.5 million, or $0.12 per share, for the quarter, as compared to $2.4 million, or $0.19 per share, for the fourth quarter of 2016.

•	Recognized a $7.6 million impairment expense related to the ABT second lien finance receivable, as well as a $0.9 million impairment expense in connection with a secured royalty financing of a women’s health product.

2017 Highlights:

•	Total income producing assets were $153.9 million as of December 31, 2017, compared to $132.2 million as of December 31, 2016.

•	Reported total revenues of $37.5 million for the fiscal year 2017, compared to $22.4 million for the fiscal year 2016.

•	Reported adjusted net income attributable to SWK Stockholders of $19.9 million, or $1.53 per share, for the fiscal year 2017, as compared to $6.7 million, or $0.51 per share, for the fiscal year 2016.

•	$42.5 million in new capital deployed in aggregate during fiscal year 2017.

“2017 was a solid year for SWK with an adjusted return on tangible book value of 10.4%, in line with SWK’s long-term goal. Additionally, income producing assets increased 16.4% from the prior year,” stated Winston Black, Chief Executive Officer of SWK. “After quarter’s close, SWK closed two transactions with new partners, deploying $25 million of capital and extended an additional $3.3 million to two existing partners in support of our partners’ growth. SWK is in various stages of due diligence on additional financing opportunities.”

Conference Call Information

SWK will host a conference call Monday, April 2nd at 8:30 a.m. Eastern Time, to provide an update on the Company. The call will also provide a summary of fourth quarter and full year 2017 financial results.

Investors and the general public are invited to listen to the call by dialing (877) 876-9176 (domestic) or (785) 424-1667 (international) five minutes prior to the start of the call and providing the passcode SWK Holdings. A playback of the call will be available for 7 days after the live event. To access the playback, please dial (844) 488-7474 (domestic) or (862) 902-0129 (international) and enter passcode 32918113.

Note:

•	All references to growth rate percentages and shares compare the results of the period to those of the prior year comparable period.

•	The Company reports its financial results in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing the Company’s ongoing performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance.

Non-GAAP Adjusted net income and its components and Non-GAAP Adjusted basic and diluted EPS are not, and should not be viewed as, substitutes for GAAP net income and its components and basic and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, we stress that these are Non-GAAP financial measures that have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP Adjusted net income and its components (unlike GAAP net income and its components) may not be comparable to the calculation of similar measures of other companies.

Portfolio Overview

As of December 31, 2017, the Company's total income producing assets were $153.9 million as compared to $132.2 million as of December 31, 2016 (in thousands):

	December 31,
	2017	2016
Finance receivables	$151,995	$126,366
Marketable investments	1,856	2,621
Investment in unconsolidated entity	—	6,985
Less non-controlling interest	—	(3,756)
Total income producing assets	153,851	132,216

Warrant Assets	987	1,013
Total Portfolio Balance, Excluding Non-Controlling Interest	$154,838	$133,229

During 2017, SWK deployed $25.8 million into three new term loan financings, including a term loan to support the merger of Hooper Holmes and Provant Health. In addition to the new term loan financings, SWK supported existing portfolio companies' working capital needs through an aggregate $16.7 million of add-on fundings.

As of December 31, 2017, the weighted average projected effective yield of the finance receivables portfolio was 17.6%. The increase in the effective yield from the third quarter of 2017 was driven primarily by the strong performance of the Narcan® royalty asset in connection with the product achieving several sales-based milestones in 2017. The projected effective yield is the rate at which income is expected to be recognized pursuant to the Company's revenue recognition policies, if all payments are received pursuant to the terms of the finance receivables.

As of March 29, 2018, the Company and its partners have executed transactions with 28 different parties under its specialty finance strategy, funding an aggregate $404 million since 2012 in various financial products across the life science sector.

Total portfolio investment activity as of and for the fiscal year ended December 31, 2017 was as follows (in thousands):

	Year Ended December 31,
	2017	2016
Beginning portfolio	$136,985	$114,520
Early pay-offs	—	(35,362)
Impairment expense and provision for loan credit losses	(8,509)	(9,598)
Interest paid-in-kind	1,779	398
Investment in finance receivables	37,432	75,009
Loan discount amortization and fee accretion (1)	1,273	3,104
Changes in unconsolidated entity investment (2)	(6,985)	(1,003)
Net unrealized (loss) gain on marketable investments and derivatives	(913)	36
Principal payments received on investments	(2,734)	(8,565)
Proceeds/realized gains on sale of investments, net	(101)	(1,010)
Royalty paydowns	(4,577)	(544)
Warrant investments, net of cancellations	1,188	—
Ending portfolio	$154,838	$136,985
(1)	Includes interest income in excess of cash received and non-cash origination fees
(2)	Includes non-controlling interest

Comparison of the Years Ended December 31, 2017 and 2016

As of December 31, 2017, SWK had equity positions in two companies with a fair value of $1.3 million and warrant positions in three public companies with a fair value of $1.0 million. SWK carries its warrants in private companies at zero value.

Revenues

We generated revenues of $37.5 million for the year ended December 31, 2017, driven primarily by $26.9 million in interest and fees earned on our finance receivables and marketable securities, and $10.5 million in income related to our investment in an unconsolidated entity. We generated revenues of $22.4 million for the year ended December 31, 2016, driven primarily by $15.8 million in interest and fees earned on finance receivables and marketable securities, and $6.2 million in income related to our investment in an unconsolidated entity.

The increase in revenue during 2017 is primarily due to a $16.8 million increase in interest and fees earned on new and existing finance receivables, including an $8.7 million increase in royalty revenue from our Narcan® investment, as actual sales exceeded our forecasts. In addition, $4.3 million was due to an increase in income from our investment in an unconsolidated entity, which on February 23, 2017 sold its U.S. marketing rights to its underlying intellectual property (please refer to Note 4 of the Notes to the Consolidated Financial Statements of the 2017 10-K for further information on the Holmdel transaction). This was partially offset by a $6.0 million decrease in interest and fees earned on finance receivables that were paid off in 2016.

Provision for Loan Credit Losses and Impairment Expense

We did not recognize any credit loss provision expense during the year ended December 31, 2017. During 2016, we recognized loan credit loss provision expense of $1.7 million related to the Besivance royalty purchase, which was due to substantial increase in gross sales to net sales deductions and lower sales volumes.

During the year ended December 31, 2017, we recognized impairment expense of $7.6 million related to the ABT second lien finance receivable and security impairment expense of $0.9 million in connection with a secured royalty financing of a women’s health product due to continued disappointing sales. The debt security is reflected at its fair market value of $0.6 million as of December 31, 2017.

During the year ended December 31, 2016, we recognized aggregate debt impairment expense and a write-off of interest receivable of $1.4 million in connection with a secured royalty financing of a women’s health product due to continued disappointing sales and $1.4 million of equity security impairment expense for the continued stock price decline of our position in the public equity of Cancer Genetics. We also recognized $5.3 million of impairment expense related to the sale of our SynCardia assets during the year ended December 31, 2016.

Please refer to Note 2 of the Notes to the Consolidated Financial Statements of the 2017 10-K for further information regarding the impairments taken during the years ended December 31, 2017 and 2016.

General and Administrative

General and administrative expenses consist primarily of compensation, stock-based compensation and related costs for management, staff, Board of Directors, legal and audit expenses, and corporate governance. General and administrative expenses increased to $4.1 million for the year ended December 31, 2017 from $2.8 million for the year ended December 31, 2016, which was primarily due to an increase in the performance-based bonus accrual.

Other Income (Expense), Net

Other income (expense), net for the year ended December 31, 2017 reflected a net fair market value loss of $(1.1) million on our warrant derivatives, offset by a $0.2 million gain on the sale of available-for-sale equity securities. Other income, net for the year ended December 31, 2016 reflected a net fair market value gain of $0.6 million on our warrant derivatives.

Income Tax Provision (Benefit)

Based on the Company's historical and expected future operating performance, the Company has concluded that it was more likely than not that the Company would not be able to realize the full benefit of the U.S. federal and state deferred tax assets in the future. The valuation allowance against deferred tax assets was $63.7 million and $109.6 million as of December 31, 2017 and 2016, respectively. We believe that it is more likely than not that the Company will be able to realize approximately $22.7 million benefit of the U.S. federal and state deferred tax assets in the future. The $55.8 million decrease in the Company's cumulative gross deferred tax assets was caused by the change in statutory tax rate resulting from the Tax Cuts Jobs Act (“TCJA”) signed into law on December 22, 2017.

As of December 31, 2017, we had Net Operating Losses (“NOLs”) for federal income tax purposes of $376.0 million. The federal NOL carryforwards, if not offset against future income, will expire by 2032, with the majority expiring by 2021. We also had federal research credit carryforwards of $2.7 million. The federal research credits will expire by 2029.

Liquidity and Capital Resources

As of December 31, 2017, we had $30.6 million in cash and cash equivalents, compared to $32.2 million in cash and cash equivalents as of December 31, 2016. The primary driver of the net decrease in our cash balance was new and add-on investment funding of $37.4 million, offset by interest and fees of $26.9 million earned on our finance receivables, including $11.8 million of royalty revenue from our Narcan® investment, and net proceeds of $8.6 million received related to our investment in an unconsolidated entity.

Primary Driver of Cash Flow

Our ability to generate cash in the future depends primarily upon our success in implementing our business model of generating income by providing capital to a broad range of life science companies, institutions and inventors. We generate income primarily from three sources:

1. primarily owning or financing through debt investments, royalties generated by the sales of life science products and related intellectual property;

2. receiving interest and other income by advancing capital in the form of secured debt to companies in the life science sector; and,

3. to a lesser extent, realize capital appreciation from equity-related investments in the life science sector.

As of December 31, 2017, our portfolio contains $152.0 million of finance receivables and $1.9 million of marketable investments. We expect these assets to generate positive cash flows in 2018. We continue to evaluate multiple attractive opportunities that, if consummated, we believe would similarly generate additional income. Since the timing of any investment is difficult to predict, we may not be able to generate positive cash flow above what our existing assets will produce in 2018.

We intend to borrow funds to make investments to the extent we determine that additional capital would allow us to take advantage of additional investment opportunities. We currently do not have access to a credit facility or other forms of borrowing, though we executed a non-binding term sheet with a potential lender on November 7, 2017, which we are continuing to negotiate. The timing of obtaining such a credit facility is uncertain and is largely dependent upon finalizing terms and conditions acceptable to us.

Adjusted Net Income (Loss)

The net (loss) attributable to SWK Stockholders in accordance with GAAP for the three months ended December 31, 2017 was ($8.4) million, or ($0.64) per diluted share. Non-GAAP adjusted net income attributable to SWK Stockholders for the three months ended December 31, 2017 was $1.5 million, or $0.12 per diluted share

Net income attributable to SWK Stockholders in accordance with GAAP for the year ended December 31, 2017, was $3.0 million, or $0.23 per diluted share. Non-GAAP adjusted net income attributable to SWK Stockholders for the year ended December 31, 2017 was $19.9 million, or $1.53 per diluted share.

The following tables provide a reconciliation of SWK’s reported (GAAP) income before provision for income tax to SWK’s adjusted net income attributable to SWK Holdings Corporation stockholders (Non-GAAP) for the years ended December 31, 2017 and 2016. Adjusted net income eliminates provisions for income taxes and non-cash mark-to-market changes on warrant assets and SWK’s warrant liability.

(in thousands, except per share data)	Fiscal Year Ended
	December 31,
	2017	2016
Consolidated net income	$8,251	$32,041
Plus: income tax expense (benefit)	15,753	(21,638)
Plus: loss (gain) on fair market value of warrants	1,115	(588)
Plus: gain on realized value of warrants	—	—
Adjusted income before provision for income tax	25,119	9,815
Adjusted provision for income tax	—	—
Non-GAAP consolidated net income	25,119	9,815
Less: Non-GAAP adjusted net income attributable to non-controlling interest	5,204	3,153
Non-GAAP adjusted net income attributable to SWK Holdings Corporation Stockholders	$19,915	$6,662

Non-GAAP adjusted basic income per share	$1.53	$0.51
Non-GAAP adjusted diluted income per share	$1.53	$0.51

Weighted average shares - Basic	13,036	13,015
Weighted average shares - Diluted	13,040	13,018

Note:

•	The Company reports its financial results in accordance with GAAP. However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing the Company’s ongoing performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance.

•	Non-GAAP adjusted net income and its components and Non-GAAP adjusted basic and diluted income (loss) per share are not, and should not be viewed as, substitutes for GAAP net income and its components and basic and diluted income (loss). Management believes the non-GAAP adjusted net income is an important metric, as it provides a clear representation of SWK’s core specialty finance business while removing one-time items and the fair market value change of warrants, which have no impact on SWK’s expected interest, fee, or principal collection. Despite the importance of these measures to management in goal setting and performance measurement, we stress that these are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP, and therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP adjusted net income and its components (unlike U.S. GAAP net income and its components) may not be comparable to the calculation of similar measures of other companies.

About SWK Holdings Corporation

SWK Holdings Corporation is a specialized finance company with a focus on the global healthcare sector. SWK partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK’s business partners and its investors. SWK believes its financing structures achieve an optimal partnership for companies, institutions and inventors seeking capital for expansion or capital and estate planning by allowing its partners to monetize future cash flow with minimal dilution to their equity stakes. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect SWK’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” in SWK’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company’s actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

SWK HOLDINGS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

Derived from audited financial statements

	December 31, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$30,557	$32,182
Accounts receivable	1,637	1,054
Finance receivables, net	151,995	126,366
Marketable investments	1,856	2,621
Investment in unconsolidated entity	—	6,985
Deferred tax asset	22,725	38,471
Warrant assets	987	1,013
Other assets	126	240
Total assets	$209,883	$208,932

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$1,840	$682
Warrant liability	91	189
Total liabilities	1,931	871

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 250,000,000 shares authorized; 13,053,422 and 13,144,292 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	13	13
Additional paid-in capital	4,433,589	4,433,289
Accumulated deficit	(4,225,863)	(4,228,910)
Accumulated other comprehensive income (loss)	213	(87)
Total SWK Holdings Corporation stockholders’ equity	207,952	204,305
Non-controlling interests in consolidated entities	—	3,756
Total stockholders’ equity	207,952	208,061
Total liabilities and stockholders’ equity	$209,883	$208,932

SWK HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

Derived from audited financial statements

	Year Ended December 31,
	2017	2016
Revenues
Finance receivable interest income, including fees	$26,877	$15,747
Marketable investments interest income	—	92
Income related to investments in unconsolidated entity	10,530	6,219
Other	79	322
Total revenues	37,486	22,380
Costs and expenses:
Provision for loan credit losses	—	1,659
Impairment expense	8,509	8,077
General and administrative	4,101	2,829
Total costs and expenses	12,610	12,565
Other income (expense), net:
Unrealized net gain (loss) on derivatives	(1,115)	588
Gain on sale of marketable securities	243	—
Income before income taxes	24,004	10,403
Provision (benefit) for income taxes	15,753	(21,638)
Consolidated net income	8,251	32,041
Net income attributable to non-controlling interests	5,204	3,153
Net income attributable to SWK Holdings Corporation Stockholders	$3,047	$28,888
Net income attributable to SWK Holdings Corporation Stockholders
Net income per share attributable to SWK Holdings Corporation Stockholders:
Basic	$0.23	$2.22
Diluted	$0.23	$2.22
Weighted Average Shares:
Basic	13,036	13,015
Diluted	13,040	13,018

SWK HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

Derived from audited financial statements

	Year Ended December 31,
	2017	2016
Cash flows from operating activities:
Consolidated net income	$8,251	$32,041
Adjustments to reconcile net income to net cash provided by operating activities:
Income from investments in unconsolidated entity	(10,530)	(6,219)
Provision for loan credit losses	—	1,659
Impairment expense	8,509	8,077
Change in fair value of warrants	1,115	(588)
Gain on sale of marketable securities	(243)	—
Deferred income taxes	15,745	(21,638)
Loan discount amortization and fee accretion	(1,926)	(3,109)
Interest paid-in-kind	(1,779)	(398)
Interest income in excess of cash collected	(534)	—
Stock-based compensation	300	363
Other	17	16
Changes in operating assets and liabilities:
Accounts receivable	(583)	(59)
Other assets	(42)	(396)
Accounts payable and other liabilities	1,158	(106)
Net cash provided by operating activities	19,458	9,643

Cash flows from investing activities:
Cash distributions from investments in unconsolidated entity	17,515	7,222
Proceeds from sale of available-for-sale marketable securities	345	—
Cash received for settlement of warrants	—	1,405
Investment in finance receivables	(37,432)	(75,009)
Repayment of finance receivables	7,368	45,292
Marketable investment principal payment	93	41
Other	(12)	(3)
Net cash used in investing activities	(12,123)	(21,052)

Cash flows from financing activities:
Distribution to non-controlling interests	(8,960)	(3,696)
Net cash used in financing activities	(8,960)	(3,696)

Net decrease in cash and cash equivalents	(1,625)	(15,105)
Cash and cash equivalents at beginning of period	$32,182	47,287
Cash and cash equivalents at end of period	$30,557	$32,182

Supplemental noncash flow activity:
Net warrants received in connection with finance receivables	$1,188	$—
Common stock received in connection with amendment of finance receivable	$—	$150

CONTACT: SWK Investor Relations at (972) 687-7250 or investor.relations@swkhold.com.